PROSPECTUS SUPPLEMENT DATED October 7, 2013
(To Prospectus dated December 27, 2012)

Registration Statement No. 333-185702
Rule 424(b)(3)

1,319,716 Shares
Taubman Centers, Inc.
Common Stock
This Prospectus Supplement relates to the potential offer and sale, from time to time, by the Selling Shareholders, of up to 1,319,716 shares of our common stock, if and to the extent that such Selling Shareholders exchange their units of partnership interest in The Taubman Realty Group Limited Partnership, or TRG, and shares of Series B preferred stock of Taubman Centers, Inc. for shares of our common stock. This Prospectus Supplement updates certain information included in our Prospectus dated December 27, 2012 (the “Prospectus”), and should be read together with the Prospectus.
The table of Selling Shareholders appearing on page 7-9 of the Prospectus is hereby revised as follows:
1.    All of the shares held by the Norman Perlmutter - HP Trust were transferred to the persons named below. Therefore, the information included in the table of Selling Shareholders for the Norman Perlmutter - HP Trust is hereby replaced with the information set forth in the table below. Further, Footnote 19 to such table is replaced with “[Intentionally Omitted]” and the reference to Footnote 19 in Footnote 21 is hereby deleted.

Name of Selling Shareholder	Shares Owned Prior to the Offering		Number of Shares That May Be Offered Hereby (1)	Shares Owned After the Offering
	Number	Percent of Class		Number	Percent of Class
Alyson Perlmutter	1,405	*	1,405	─	*
Hannah Perlmutter	1,405	*	1,405	─	*
Jaclyn Perlmutter	1,405	*	1,405	─	*
Taylor Perlmutter	1,405	*	1,405	─	*
Zachary Perlmutter	1,404	*	1,404	─	*
Tyler Perlmutter	1,404	*	1,404	─	*
Dustin Perlmutter	1,404	*	1,404	─	*
Jackson Perlmutter	1,404	*	1,404	─	*
Max Perlmutter	1,404	*	1,404	─	*
Michael Perlmutter	1,404	*	1,404	─	*